Exhibit 99.1

Press Release

Investor Contact: Ahmed Pasha 703 682 6451

Media Contact: Rich Bulger 703 682 6318

AES Announces Secondary Offering of 40 Million Shares of Common Stock by a Subsidiary of CIC and Concurrent Repurchase of 20 Million Shares of AES Common Stock

ARLINGTON, Va., December 11, 2013 – The AES Corporation (NYSE: AES) announced today that it has commenced a registered underwritten public offering of 40 million shares of its common stock (the “Offering”), all of which will be offered by Terrific Investment Corporation (the “Selling Stockholder”), a subsidiary controlled by China Investment Corporation (“CIC”). AES will not receive any of the proceeds from the Offering. The Selling Stockholder has granted to the underwriters an option to purchase up to 6 million additional shares at the public offering price, less the underwriting discount, to cover over-allotments, if any, for a period of 30 days from the date of this press release.

At the same time, AES announced that its Board of Directors increased the size of AES’ common stock repurchase authorization to $450 million from $239 million available as of September 30, 2013. In addition, AES has entered into a stock repurchase agreement with the Selling Stockholder to repurchase 20 million shares of its common stock contingent on the closing of the Offering. Under the Board’s authorization, the remaining shares may be repurchased from time to time in open market or privately negotiated transactions, subject to market conditions and other factors.

The repurchase of shares from the Selling Stockholder will be effected in a private, non-underwritten transaction at a price per share equal to 96% of the public offering price per share of common stock sold by the Selling Stockholder in the Offering, such price per share not to exceed the lesser of: (i) $14.50; or (ii) the last reported sale price of AES’ common stock on the New York Stock Exchange as of December 11, 2013. AES will use cash on hand, as well as borrowings under its revolving credit facility to fund the stock repurchase. AES expects to repay any revolver borrowings upon receipt of dividends from certain of its subsidiaries expected by fiscal year-end. In connection with the repurchase transaction, the Board of Directors engaged Barclays Capital Inc. to act as its financial advisor. The closing of the stock repurchase is contingent on the closing of the Offering and the satisfaction of certain other customary conditions. The closing of the Offering is not contingent on the closing of the stock repurchase.

“We are pleased to have partnered with CIC on this agreement, and will be repurchasing shares at a modest discount to the offering price,” said Andrés Gluski, AES President and Chief Executive Officer. “This transaction is an acceleration of planned repurchases of our shares, and is in-line with our capital allocation framework to maximize value for our shareholders.”

“CIC is selling its shares of AES as a part of its normal investment management process,” said Mr. Dapeng Xu, Director of CIC. “CIC remains supportive of AES’ management team and the strategic direction of the company.”

Barclays, J.P. Morgan and Morgan Stanley are acting as joint book-running managers of the Offering. BofA Merrill Lynch, SunTrust Robinson Humphrey and UBS Investment Bank are acting as co-managers of the Offering.

AES has filed an effective shelf registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement to which the Offering relates and the other documents incorporated by reference therein, which AES has filed with the SEC for more complete information about AES and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 888-603-5847 or email: barclaysprospectus@broadridge.com); J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 866-803-9204); or Morgan Stanley, c/o Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 (telephone: 866-718-1649 or email: prospectus@morganstanley.com).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 21 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2012 revenues were $18 billion and we own and manage $42 billion in total assets.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to the Offering and the concurrent stock repurchase from the Selling Stockholder. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Consummation of the Offering and our intended concurrent stock repurchase are subject to risks and uncertainties, such as our continued eligibility to use our shelf registration statement, our ability to fund the repurchase of our common stock, general economic conditions and other risks and uncertainties discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under

Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2012 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2012 Annual Report on Form 10-K dated on or about February 26, 2013 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made.

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